EXECUTION COPY

                             DEMAND PROMISSORY NOTE

$4,260,000                                                     Chicago, Illinois
                                                               November 20, 1995

     ON THE EARLIER OF (X) DEMAND AND (Y) FEBRUARY 28, 1996, the undersigned, MICHAEL HEISLEY (the "Borrower"), for value received, promises to pay to the order of BANK OF AMERICA ILLINOIS (the "Bank") the principal sum of FOUR MILLION TWO HUNDRED SIXTY THOUSAND DOLLARS ($4,260,000) or, if less, the aggregate unpaid principal amount of all advances made by the Bank to the Borrower hereunder.

     The Borrower further promises to pay to the order of the Bank interest on the aggregate outstanding principal amount hereof at the applicable rate and in the manner described below:

          (a) so long as the principal amount hereof is being maintained as a Reference Rate Advance (defined as an advance which bears interest determined with reference to the Reference Rate), the principal amount hereof shall bear interest prior to demand at a rate per annum equal to the Reference Rate in effect from time to time; or

          (b) so long as the principal amount hereof is being maintained as a Eurodollar Advance (defined as an advance which bears interest determined with reference to the Interbank Rate (Reserve Adjusted), the principal amount hereof shall bear interest prior to demand at a rate per annum equal to the Interbank Rate (Reserve Adjusted) as in effect with respect to the Interest Period applicable thereto, plus one percent (1%);

provided, however, that after maturity (by demand or otherwise) until paid, the unpaid principal amount hereof shall bear interest at a rate per annum equal to the sum of 2% plus the Reference Rate in effect from time to time. Prior to demand, (a) interest on each Reference Rate Advance shall be payable on the last day of each month and (b) interest on each Eurodollar Advance shall be payable on the last day of each Interest Period with respect thereto. After demand, accrued interest shall be payable on demand. Interest shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.

     The Borrower shall have the option of designating the entire principal amount hereof as a Reference Rate Advance or a Eurodollar Advance (it being understood that if the Borrower selects a Eurodollar Advance, the Borrower must concurrently select the length of the Interest Period applicable thereto); provided that the Borrower must give written notice of the designation of a Eurodollar Advance not later than 11:00 A.M., Chicago time, at least three Banking Days prior to the first day of the Interest period applicable thereto. If at the end of any Interest Period, the Borrower shall not have notified the Bank that the entire amount hereof is to continue to be maintained as a Eurodollar Advance (along with a notification of the length of the next Interest Period applicable thereto), the entire principal amount hereof shall, at the end of such Interest Period, convert into a Reference Rate Advance.

     For purposes of this Note, the following terms shall have the meanings indicated:

     (A) "Banking Day" means any day on which banks are open for business in Chicago, Illinois and, with respect to Eurodollar Advances, on which dealings may be carried on by the Bank in the interbank eurodollar market.

     (B) "Eurocurrency Reserve Percentage" means, with respect to each Interest Period, a percentage equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D. For purposes of this Note, any Eurodollar Advance shall be deemed to be a "Eurocurrency Liability."

     (C) "Interbank Rate" means, with respect to each Interest Period, the rate per annum at which dollar deposits in immediately available funds are offered to the Bank two Banking Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market as at or about 10:00 a.m., Chicago time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal to the amount of the Eurodollar Advance to be outstanding during such Interest Period.

     (D) "Interbank Rate (Reserve Adjusted)" means, with respect to any Eurodollar Advance for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

          Interbank Rate      =         Interbank Rate
          (Reserve Adjusted)       1-Eurocurrency Reserve
                                     Percentage

     (E) "Interest Period" means, with respect to any Eurodollar Advance, the period commencing on the date such Eurodollar Advance is borrowed or converted from a Reference Rate Advance (or, if the principal amount hereof is to continue to be maintained as a Eurodollar Advance, on the date of expiration of the immediately preceding Interest period) and ending 14 days or one month thereafter, as selected by the Borrower in accordance with the terms hereof. Each Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day unless such next succeeding Banking Day is the first Banking Day of a calendar month, in which case it shall end on the next preceding Banking Day.

     (F) "Reference Rate" means at any time the rate of interest then most recently announced by the Bank at Chicago, Illinois as its reference rate; and each change in the interests rate on any Reference Rate Advance shall take effect on the effective date of the change in the Reference Rate.

     All payments of principal of, or interest on, this Note shall be made in immediately available funds in lawful money of the United States of America at the Bank's principal office in Chicago, Illinois, prior to 12:30 p.m., Chicago time, on the date due; and funds received after that time shall be deemed to have been received by the Bank on the next following Banking Day. Whenever any payment of interest or principal hereunder falls due on any day which is no a Banking Day, then such due date shall be extended to the next following Banking Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

     The principal amount hereof may at the election of the Borrower be repaid, in whole or in part, at any time and from time to time prior to demand; provided that Eurodollar Advances may not be prepaid prior to the end of any Interest Period applicable thereto unless the Borrower reimburses the Bank for its losses, costs and expenses incurred in connection therewith as set forth in the immediately succeeding paragraph.

     The Borrower agrees (i) to reimburse the Bank upon demand in the event any applicable law, rule or regulation shall impose, modify or deem applicable any tax, duty, reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System) or similar requirement against the Bank, its assets or any deposits or credit extended by the Bank or on the interbank eurodollar market and (ii) to indemnify the Bank against any loss, cost or expense which the Bank may sustain (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any Eurodollar Advance, (b) due to any failure of the Borrower to borrow, continue or convert an advance on a date specified therefor in a notice thereof given by the Borrower or (c) due to any payment or conversion of any Eurodollar Advance on a date other than the last day of the Interest Period for such Eurodollar Advance.

     The Borrower agrees to pay to the Bank upon the funding of the loan hereunder a fee of $10,000, which the Bank shall net out of the proceeds of such loan.

     The Advances evidenced hereby have been made, and this Note has been delivered, at Chicago, Illinois, and shall be governed by and construed in accordance with the internal laws of the State of Illinois. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

     The Borrower warrants and represents to the Bank that this Note is the Borrower's legal, valid and binding obligation, enforceable in accordance with its terms, the making and performance of which do not and will not violate or constitute a default under any law, any presently existing requirement or restriction imposed by judicial, arbitral or other governmental instrumentality or any agreement, instrument or indenture by which the Borrower or his property is bound.

     THE BORROWER WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (I) UNDER THIS NOTE OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (II) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     Proceeds of the advances evidenced by this Note shall be used for business purposes and such advances qualify as "business loans" with the meaning of 815 Illinois Compiled Statutes Section 205/4(c).

     No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     The Borrower agrees to pay on demand all costs and expenses of the Bank, including without limitation reasonable legal fees and expenses, in connection with the preparation and enforcement of this Note and any other documents delivered hereunder.

Address:

c/o Heico Acquisitions
Three First National Plaza         /s/ Michael Heisley
Chicago, Illinois  60602                   Michael Heisley



Schedule attached to Demand Promissory Note dated November 17, 1995 of MICHAEL HEISLEY payable to the order of BANK OF AMERICA ILLINOIS.

                          LOANS AND PRINCIPAL PAYMENTS

                                 Amount of    Unpaid
            Amount of  Borrowing Principal  Principal   Notation
   Date     Loan Made   Period*    Repaid    Balance    Made by















The aggregate unpaid principal amount shown on this schedule shall be rebuttable presumptive evidence of the principal amount owing and unpaid on this Note. The failure to record the date and amount of an advance on this schedule shall not, however, limit or otherwise affect the obligations of the Borrower under this Note to repay the principal amount of the advances together with all interest accruing thereon.

* Applies only to Eurodollar Advances.